Q3 2019 August 7, 2019 Fellow shareholders, We are pleased to report our fourth consecutive quarter of record revenue growth. During the third quarter: • We generated record Q3 revenue of $260 million, representing 25% growth year- over-year and 28% growth on a constant currency basis. • We delivered adjusted EBITDA of $7 million, compared to a $2 million loss last year. • We realized a net loss of $14 million, compared to a loss of $27 million last year. We demonstrated strength across our product portfolio in Q3, with revenue growing 11%, 34% and 14% year-over-year in wireless speaker, home theater and component categories, respec- tively. Our voice-enabled products, Sonos One and Beam, continued to perform particularly well, and Sonos One revenue increased by 61% year-over-year. Revenue from the sell-in of our technology modules to IKEA primarily drove 221% growth in our “other” category. Our regional performance was balanced; Americas increased revenue by 18.4% and EMEA increased revenue by 16.6% year-over-year. APAC increased revenue by 168.1% primarily due to the recognition of IKEA related revenue in that region. In Q3, we combined strong revenue growth with continued focus on enhancing our profitability. Our operations team has made considerable progress in more efficiently bringing our products to market. The team’s efforts contributed to realizing a 45.1% gross margin in Q3, helping us 1 Q3 FY2019 track above our annual guidance range of 40-41%. In addition, we were able to deliver improved adjusted EBITDA and net income metrics on a year-over-year basis while increasing investment in R&D by 25.1% year-over-year. Our continued investment in R&D is critical to advancing our competitive differentiation and successfully executing on our long-term product roadmap.

This quarter, I would like to highlight our collaboration with IKEA. Accelerating new product velocity has been one of my primary focus areas since becoming CEO. Equally important, is thinking more expansively about new addressable markets and how we monetize our technology. Our collaboration with IKEA is the perfect example of our efforts in action.



One of the many reasons this partnership makes so much sense for customers is that IKEA and Sonos both believe sound enhances life at home and should be considered a fundamental part of home design. Together, we believe technology should complement and enhance the way people live, rather than interrupting it. The new product line, named SYMFONISK, combines Sonos' sound experience platform with IKEA's home furnishing knowledge and design philosophy. The first two products in the range are a table lamp speaker and a book-shelf speaker. The table lamp speaker (U.S. MSRP $179) combines light and sound into one product, helping de-clutter the home with fewer devices and cords. The book-shelf speaker (U.S. MSRP $99) gives customers a great sounding, versatile speaker at an affordable price. Both products fully integrate with existing Sonos systems, offer Trueplay tuning and are controlled by the Sonos app, providing customers easy access to a breadth of streaming music, podcasts and audiobook content.

The IKEA partnership represents an innovative way to bring the Sonos experience to new potential customers at a global scale. IKEA offers a differentiated footprint as a distribution partner, providing retail showroom environments that present potential customers with a natural, home-like demo experience. IKEA has unparalleled reach, having welcomed almost 1 billion people to their 422 stores in over 50 countries last year. The SYMFONISK products began selling in approximately 300 IKEA stores last week.

Partnering with IKEA enables us to monetize our technology by enabling the Sonos experience in products manufactured and sold by IKEA. The collaboration also brings the Sonos sound experience to unique form factors at new price points. The $99 price point is particularly interesting, as we believe it has the potential to significantly expand our audience by bringing the Sonos experience into millions of new homes that our current portfolio does not address. Once introduced to the simplicity of the Sonos experience, we anticipate that many customers will consider adding additional Sonos products to their homes to augment their home sound systems.

2 Q3 FY2019

FY 2019 outlook We expect to deliver FY2019 revenue in the range of $1.250 to $1.260 billion (vs. our original range of $1.250 - $1.275 billion). Our refined range implies a Q4 revenue range of approximately $283 to $293 million. It’s important to note that foreign exchange exposure has negatively im- pacted our revenue by $20 million through the first three quarters of FY2019. We expect to exceed the high end of our annual gross margin guidance of 40-41% by approx- imately 100 basis points. This improved gross margin performance supports increasing our adjusted EBITDA range to $86 to $88 million (vs. our original range of $83 to $88 million). Our refined range implies a Q4 adjusted EBITDA range of approximately -$5 to -$3 million. We expect to deliver at the high end of our original range despite increased Q4 spending associated with a new product launch and increased R&D investments to pursue new initiatives. Q3 was yet another proof point in our ability to execute against our long-term goals. We deliv- ered strong revenue growth and improved our margins while continuing to invest in the future. In Q4, we look forward to consumers experiencing the two new innovative products that we have developed with IKEA and to sharing something new we know customers will love. Patrick Spence CEO P.S. Our playlist this quarter is inspired by our collaboration with IKEA and features some of our favorite Swedish artists. Now Playing at Sonos: 3 Q3 FY2019

SONOS

Financial summary

Q3 FY2019 results (three months ended June 29, 2019)

Revenue

In Q3 FY2019, we sold 1,083,216 products, representing 22% unit growth period-over-period, and generated $260 million in revenue. This unit growth translated into a 25% increase in revenue compared to Q3 FY2018 and 28% on a constant currency basis.[1] In Q3 FY2019, the largest drivers impacting our period-over-period revenue growth were Sonos One and Beam. Sonos One, which was launched in Q1 FY2018, grew revenue 61% year-over-year. This performance re-accelerated wireless speaker growth, driving 17% unit growth and 11% revenue growth in the quarter. Beam's continued strength contributed to a 64% increase in home theater speakers products sold and a 34% increase in home theater speakers revenue. The recent introduction of Sonos Amp in Q2 FY2019 drove 3% unit growth and 14% revenue growth year-over-year in the components category.

Revenue in the "other" category grew 221% year-over-year as we ramped production of the modules related to our collaboration with IKEA. We recognize revenue when modules are received by IKEA's manufacturing partner for final assembly of SYMFONISK products. These products became commercially available at select IKEA stores in early August.

	Three Months Ended		Nine Months Ended	
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
(In thousands)				
Wireless speakers	$ 104,626	$ 93,867	$ 401,994	$ 453,185
Home theater speakers	89,660	66,732	388,902	283,952
Components	48,135	42,283	137,539	113,530
Other	17,698	5,516	38,228	13,402
Total revenue	**$ 260,119**	**$ 208,398**	**$ 966,663**	**$ 864,069**

Gross margin

We delivered Q3 FY2019 gross margin of 45.1%. Despite a significant mix shift to newer, high growth products such as Sonos One and Beam, gross margin was only 70 basis points lower on a year-over-year basis due to a reduction in licensing revenue and unfavorable foreign currency exchange impacts. From a sequential perspective, Q3 FY2019 gross margin was 210 basis points higher than that of Q2 FY2019 due to favorable volume and reduction in costs. This quarter's results illustrate the effort and focus of our product and operations teams as they seek to streamline our supply chain and re-engineer products to improve performance while reducing costs.

Operating expenses

Our operating expenses in Q3 FY2019 were $132.4 million, representing 50.9% of revenue for the period. On a comparative basis, operating expenses increased $15.3 million, or 13.1%, compared to Q3 FY2018. Higher operating expenses were primarily driven by increases in research and development and general and administrative spending. Research and development investments increased $8.9 million, or 25.1%, compared to Q3 FY2018, related to increased hiring and personnel expenses. General and administrative expenses increased by $5.7 million, or 27.4%, compared to Q3 FY2018, reflecting increased personnel expenses and professional fees.

1 We calculate constant currency growth percentages by translating our prior-period financial results using the current period average currency exchange rates and comparing these amounts to our current period reported results.

4 Q3 FY2019

Sales and marketing expense increased $0.7 million, or 1.1%, in Q3 FY2019 compared to Q3 FY2018. However, the mix of spend shifted on a year-over-year basis. Marketing campaign relat- ed spend to support the introduction of Google Assistant and our Brilliant Sound brand launch increased 31%, offset by a 21% reduction in personnel related expense. As compared to Q3 FY2018, sales and marketing expense in Q3 FY2019 declined as a percentage of revenue by 5.6 percentage points to 23.6% of revenue. Q&A conference call webcast – 5 p.m. EST on August 7, 2019 The Company will host a webcast of its conference call and Q&A related to Q3 FY2019 results on August 7, 2019 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Participants may access the live webcast in listen-only mode on the Sonos investor relations website at https://inves- tors.sonos.com/news-and-events/default.aspx. An archived webcast of the conference call will also be available at https://investors.sonos.com/news-and-events/default.aspx following the call. The conference call may also be accessed by dialing (877) 683-0503, with conference ID 9298402. Participants outside the U.S. can dial toll-free (647) 689-5442. 5 Q3 FY2019

Condensed consolidated statements of operations and comprehensive income (loss)

(unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended	
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Revenue	$ 260,119	$ 208,398	$ 966,663	$ 864,069
Cost of revenue	142,749	112,909	563,591	491,037
Gross profit	117,370	95,489	403,072	373,032
Operating expenses				
Research and development	44,355	35,444	121,530	104,209
Sales and marketing	61,482	60,819	176,705	214,077
General and administrative	26,583	20,860	74,308	63,822
Total operating expenses	132,420	117,123	372,543	382,108
Operating income (loss)	(15,050)	(21,634)	30,529	(9,076)
Other income (expense), net				
Interest income (expense), net	806	(1,116)	1,019	(3,367)
Other income (expense), net	1,068	(3,744)	(3,640)	(315)
Total other income (expense), net	1,874	(4,860)	(2,621)	(3,682)
Income (loss) before provision for income taxes	(13,176)	(26,494)	27,908	(12,758)
Provision for income taxes	833	494	3,074	1,126
Net income (loss)	$ (14,009)	$ (26,988)	$ 24,834	$ (13,884)
Net income (loss) attributable to common stockholders:				
Basic	$ (14,009)	$ (26,988)	$ 24,834	$ (13,884)
Diluted	$ (14,009)	$ (26,988)	$ 24,834	$ (13,884)
Net income (loss) per share attributable to common stockholders:				
Basic	$ (0.13)	$ (0.45)	$ 0.24	$ (0.23)
Diluted	$ (0.13)	$ (0.45)	$ 0.22	$ (0.23)
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders:				
Basic	105,522,313	60,074,763	102,667,316	59,484,761
Diluted	105,522,313	60,074,763	112,542,998	59,484,761
Total comprehensive income (loss)				
Net income (loss)	$ (14,009)	$ (26,988)	$ 24,834	$ (13,884)
Change in foreign currency translation adjustment, net of tax	(663)	162	506	523
Comprehensive income (loss)	$ (14,672)	$ (26,826)	$ 25,340	$ (13,361)

6 Q3 FY2019

Condensed consolidated balance sheets (unaudited, dollars in thousands, except par values) As of June 29, September 29, 2019 2018 Assets Current assets: Cash and cash equivalents $ 338,292 $ 220,930 Restricted cash 186 190 Accounts receivable, net of allowances 91,333 73,214 Inventories 121,225 193,193 Prepaids and other current assets 15,363 10,073 Total current assets 566,399 497,600 Property and equipment, net 72,856 85,371 Deferred tax assets 1,056 941 Other noncurrent assets 3,607 3,586 Total assets $ 643,918 $ 587,498 Liabilities and stockholders’ equity Current liabilities: Accounts payable $ 153,478 $ 195,159 Accrued expenses 46,562 38,687 Accrued compensation 34,300 33,371 Short-term debt 11,667 6,667 Deferred revenue 13,349 11,615 Other current liabilities 16,146 10,858 Total current liabilities 275,502 296,357 Long-term debt 28,154 33,097 Deferred revenue 42,757 39,352 Other noncurrent liabilities 9,080 10,334 Total liabilities 355,493 379,140 Stockholders’ equity: Common stock, $0.001 par value 107 101 Treasury stock (11,904) (11,072) Additional paid-in capital 480,170 424,617 Accumulated deficit (178,777) (203,611) Accumulated other comprehensive loss (1,171) (1,677) Total stockholders’ equity: 288,425 208,358 Total liabilities and stockholders’ equity: $ 643,918 $ 587,498 7 Q3 FY2019

Condensed consolidated statements of cash flows (unaudited, in thousands) Nine Months Ended June 29, June 30, 2019 2018 Cash flows from operating activities Net income (loss) $ 24,834 $ (13,884) Adjustments to reconcile net income (loss) to net cash provided by operating activities Depreciation 27,403 28,647 Stock-based compensation expense 33,525 29,397 Other 1,962 639 Deferred income taxes (129) 117 Foreign currency transaction gain 1,430 301 Changes in operating assets and liabilities: Accounts receivable, net (19,114) (5,659) Inventories, net 69,683 (79) Other assets (5,434) (4,901) Accounts payable and accrued expenses (33,680) (24,357) Accrued compensation 1,091 (4,237) Deferred revenue 5,279 10,342 Other liabilities 4,086 (534) Net cash provided by operating activities 110,936 15,792 Cash flows from investing activities Purchases of property and equipment (14,092) (25,927) Net cash used in investing activities (14,092) (25,927) Cash flows from financing activities Proceeds from borrowings, net of borrowing costs — 30,000 Repayments of borrowings — (30,000) Payments for purchase of treasury stock (832) (911) Proceeds from exercise of common stock options 22,034 5,748 Payments of offering costs (585) (2,154) Net cash provided by financing activities 20,617 2,683 Effect of exchange rate changes on cash, cash equivalents and restricted cash (103) 1,289 Net increase (decrease) in cash, cash equivalents and restricted cash 117,358 (6,163) Cash, cash equivalents and restricted cash Beginning of period 221,120 130,788 End of period $ 338,478 $ 124,625 Supplemental disclosure Cash paid for interest $ 1,334 $ 3,596 Cash paid for taxes, net of refunds $ 2,534 $ 1,251 Supplemental disclosure of non-cash investing and financing activities 8PurchasesQ3 FY2019 of property and equipment in accounts payable and accrued expenses $ 6,053 $ 7,187 Deferred offering costs in accounts payable and accrued expenses $ — $ 972

Stock-based compensation (unaudited, in thousands) Three Months Ended Nine Months Ended June 29, 2019 June 30, 2018 June 29, 2019 June 30, 2018 Cost of revenue $ 298 $ 49 $ 701 $ 156 Research and development 4,904 3,651 12,792 10,417 Sales and marketing 3,608 4,391 9,416 12,414 General and administrative 4,598 2,242 10,616 6,410 Total stock-based compensation expense $ 13,408 $ 10,333 $ 33,525 $ 29,397 Non-GAAP reconciliation (unaudited, dollars in thousands) Three Months Ended Nine Months Ended June 29, June 30, June 29, June 30, 2019 2018 2019 2018 (in thousands, except percentages) Net income (loss) $ (14,009) $ (26,988) $ 24,834 $ (13,884) Depreciation 8,439 9,760 27,403 28,647 Stock-based compensation expense 13,408 10,333 33,525 29,397 Interest (income) expense, net (806) 1,116 (1,019) 3,367 Other (income) expense, net (1,068) 3,744 3,640 315 Provision for income taxes 833 494 3,074 1,126 Adjusted EBITDA $ 6,797 $ (1,541) $ 91,457 $ 48,968 Revenue $ 260,119 $ 208,398 $ 966,663 $ 864,069 Adjusted EBITDA margin 2.6% (0.7)% 9.5% 5.7% 9 Q3 FY2019

Use of non-GAAP measures We have provided in this letter financial information that has not been prepared in accordance with generally accepted accounting principles (“U.S. GAAP”). These non-GAAP financial measures are not based on any standardized methodology prescribed by U.S. GAAP and are not necessarily comparable to similarly titled measures presented by other companies. We use these non-GAAP financial measures to evaluate our operating performance and trends and make planning decisions. We believe that these non-GAAP financial measures help identify underlying trends in our business that could otherwise be masked by the effect of the expenses and other items that we exclude in these non-GAAP financial measures. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to a key financial metric used by our management in its financial and operational decision-making. Non-GAAP financial measures should not be considered in isolation of, or as an alternative to, measures prepared in accordance with U.S. GAAP. Investors are encouraged to review the reconciliation of these non- GAAP financial measures to their nearest U.S. GAAP financial equivalents provided in the financial statement tables above. We define adjusted EBITDA as net income (loss) adjusted to exclude the impact of depreciation, stock- based compensation expense, interest expense, net, other income (expense), net and provision for (benefit from) income taxes. We define adjusted EBITDA margin as adjusted EBITDA divided by revenue. We do not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because we cannot do so without unreasonable effort due to unavailability of in- formation needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, we do so primarily on a non-GAAP basis without prepar- ing a GAAP analysis as that would require estimates for items such as stock-based compensation, which is inherently difficult to predict with reasonable accuracy. Stock-based compensation expense is difficult to estimate because it depends on our future hiring and retention needs, as well as the future fair market value of our common stock, all of which are difficult to predict and subject to constant change. In addition, for purposes of setting annual guidance, it would be difficult to quantify stock-based compensation expense for the year with reasonable accuracy in the current quarter. As a result, we do not believe that a GAAP rec- onciliation would provide meaningful supplemental information about our outlook. Forward looking statements This letter contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding our outlook for the fiscal year ending September 28, 2019 and long-term outlook, long-term focus, financial, growth and business strategies and opportunities, growth metrics, product launches, new partnerships and platform features, improvements in profitability and gross margins and other factors affecting variability in our financial results. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors, including, but not limited to our ability to successfully introduce new products and maintain the success of our existing prod- ucts; the success of our financial, growth and business strategies; the success of new partnerships and ad- ditions to our platform; our ability to meet growth targets; our ability to reduce costs and to cost-effectively improve our products; the success of our efforts to expand our direct-to-consumer channel and improve brand awareness; our expectations of seasonality and other factors causing variability in our financial re- sults; our ability to manage our international expansion; tariffs on imports; and the other risk factors set forth under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2019 and our other filings filed with the Securities and Exchange Commission (the “SEC”), copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from our investor relations department. All forward-looking statements herein reflect our opinions only as of the date of this letter, and we undertake no obligation, and expressly disclaim any obligation, to update forward-looking statements herein in light of new information or future events. Sonos and Sonos product names are trademarks or registered trademarks of Sonos, Inc. All other product names and services may be trademarks or service marks of their respective owners. 10 Q3 FY2019